As filed with the Securities and Exchange Commission on August 6, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHARMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0792558
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1901 Campus Place

Louisville, Kentucky 40299

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

PharMerica Corporation 2007 Omnibus Incentive Plan

(Full Title of the Plan)

Gregory S. Weishar

Chief Executive Officer

PharMerica Corporation

1901 Campus Place

Louisville, Kentucky 40299

(502) 263-7216

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

James M. Lurie

Holland & Knight LLP

195 Broadway

New York, New York 10007

(212) 513-3354

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,334,642	(2)	$70,289,418	$2,158

(1)	Plus an indeterminate number of additional shares which may be become issuable to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Pursuant to Rule 457(c) and 457(h)(1), the maximum aggregate offering price is calculated as the sum of (a) the product of 479,302 shares issuable upon exercise of options issued as substitute options to AmerisourceBergen Corporation and Kindred Healthcare, Inc. employees who became employees of the Company at the weighted average strike price of approximately $12.74 per share, for an aggregate offering price of $6,106,307.48, (b) the product of 55,340 shares of restricted stock issued as substitute restricted stock to AmerisourceBergen Corporation and Kindred Healthcare, Inc. employees who became employees of the Company at the price of approximately $16.50 per share, for an aggregate offering price of $913,110, and (c) the product of the 3,800,000 shares authorized to be issued pursuant to the Omnibus Plan and the average of the high ($17.50) and low ($15.80) prices for the Common Stock as quoted on the New York Stock Exchange on August 2, 2007, or $16.65, representing a maximum aggregate offering price of $63,270,000.

EXPLANATORY NOTE

The Company is filing this Registration Statement on Form S-8 to register 3,800,000 shares of Common Stock of the Company underlying awards to be granted pursuant to the Omnibus Plan plus 534,642 shares of Common Stock of the Company to be issued as substitute awards under the Omnibus Plan in substitution of restricted stock awards and upon exercise of stock options previously held by employees of AmerisourceBergen Corporation and Kindred Healthcare, Inc. who became employees of the Company in connection with the consummation of the transactions contemplated by Master Transaction Agreement, as amended, referred to in the Company’s Registration Statement on Form S-4/S-1 (File No. 333-142940) previously filed with the Securities and Exchange Commission (“SEC”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements, pursuant to Rule 424 of the Securities Act. Those documents and the documents incorporated by reference in this Registration Statement, pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by the Company are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

•	The Company’s Registration Statement on Form S-4/S-1, as amended, (File No. 333-142940) filed with the SEC on May 14, 2007 and declared effective on July 17, 2007;

•

All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registration Statement referred to above;

•

All other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents; and

•	The description of the Common Stock of the Company contained in the Company’s Registration Statement on Form 8-A, filed with the SEC pursuant to the Exchange Act on July 13, 2007.

For purposes of this Registration Statement, any statement in a document incorporated or deemed incorporated by reference is modified or superseded to the extent that a statement in this Registration Statement, or in any subsequently filed document which is or is deemed to be incorporated by reference, modifies or supersedes it. Any statement so modified or superseded is not, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (hereinafter referred to as “DGCL”), a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by the person if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

Consistent with Section 145 of the DGCL, the Company’s bylaws provide that the Company will indemnify its directors and officers or any of its directors or officers serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee, to the fullest extent permitted by Delaware law.

In accordance with Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation provides that directors shall not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Company or its stockholders, (2) acts or omissions not in Section 174 of the DGCL (unlawful payment of dividends), or (4) transactions from which a director derives an improper personal benefit.

The Company’s bylaws provide that it may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or who is or was serving at the Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability arising out of the person’s status as such, whether or not the corporation would have the power to indemnify such persons against liability. The Company intends to carry standard directors’ and officers’ liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies will reimburse the Company for liabilities indemnified under the Company’s bylaws and indemnify the directors and officers against additional liabilities not indemnified under the Company’s bylaws.

The Company intends to enter into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties, and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of the Company (or other entity if at the Company’s request).

Pursuant to a Master Transaction Agreement, dated October 25, 2006, as amended, by and among the Company, AmerisourceBergen Corporation, PharMerica, Inc., Kindred Healthcare, Inc., Kindred Pharmacy Services, Inc., Kindred Healthcare Operating, Inc., Hippo Merger Corporation and Rhino Merger Corporation, the Company has agreed to provide for indemnification of AmerisourceBergen Corporation and Kindred Healthcare, Inc. and their respective directors, officers and employees for certain liabilities, including certain liabilities under the Securities Act and the Exchange Act, related to filings in connection with the transactions contemplated by the Master Transaction Agreement.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	PharMerica Corporation 2007 Omnibus Plan (incorporated by reference to Exhibit 10.9 to the Company’s Form S-4/S-1 filed on June 27, 2007)

5.1	Opinion of Holland & Knight LLP

23.1	Consent of Holland & Knight LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9.	Undertakings

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not disclosed previously in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on July 31, 2007.

PHARMERICA CORPORATION

/s/ Gregory S. Weishar
Gregory S. Weishar
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears on the signature pages to this Registration Statement constitutes and appoints Gregory S. Weishar and Michael J. Culotta his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and, stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Gregory S. Weishar	Director and Chief Executive Officer (Principal Executive Officer)	July 31, 2007
Gregory S. Weishar

/s/ Michael J. Culotta	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 31, 2007
Michael J. Culotta

/s/ Berard Tomassetti	Vice President and Controller (Principal Accounting Officer)	July 31, 2007
Berard Tomassetti

/s/ Frank E. Collins	Director	July 31, 2007
Frank E. Collins

/s/ Paul J. Diaz	Director	July 31, 2007
Paul J. Diaz

/s/ Dr. Thomas P. Gerrity	Director	July 31, 2007
Dr. Thomas P. Gerrity

/s/ George L. (Jay) James III	Director	July 31, 2007
George L. (Jay) James III

Signature	Capacity	Date

/s/ Edward L. Kuntz	Director	July 31, 2007
Edward L. Kuntz

/s/ Thomas P. Mac Mahon	Director	July 31, 2007
Thomas P. Mac Mahon

/s/ Daniel N. Mendelson	Director	July 31, 2007
Daniel N. Mendelson

/s/ R. David Yost	Director	July 31, 2007
R. David Yost

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Holland & Knight LLP

23.1	Consent of Holland & Knight LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)